Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports First Quarter 2007 Results

First Quarter Net Revenues Increase 2.7% to $816.1 Million

Excluding Hold Everything, First Quarter Net Revenues Increase 5.2%

San Francisco, CA, May 30, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the first quarter ended April 29, 2007 and quantified the quarterly and fiscal 2007 impact of adopting FASB Interpretation No. 48 (“FIN 48”) – Accounting for Uncertainty in Income Taxes, which was implemented on January 29, 2007.

❑	FIRST QUARTER 2007 — RESULTS FOR THE 13 WEEKS ENDED APRIL 29, 2007

Net revenues for the first quarter of fiscal year 2007 increased 2.7% to $816.1 million versus $794.3 million in the first quarter of fiscal year 2006. Excluding Hold Everything (see Note 1 of Exhibit 1), net revenues for the first quarter of fiscal year 2007 increased 5.2%.

Diluted earnings per share for the first quarter of fiscal year 2007, including a $0.005 per diluted share impact from the implementation of FIN 48 (see Note 5 in Exhibit 1), decreased 20.0% to $0.16 per diluted share versus $0.20 per diluted share in the first quarter of fiscal year 2006, which included a $0.017 per diluted share impact from unusual business events (see reconciliation below). Excluding the $0.005 per diluted share impact from the implementation of FIN 48 in the first quarter of fiscal year 2007 and the $0.017 per diluted share impact from unusual business events in the first quarter of 2006, diluted earnings per share on a non-GAAP basis for the first quarter of fiscal year 2007 decreased 19.0% to $0.17 per diluted share versus $0.21 per diluted share in the first quarter of fiscal year 2006 (see reconciliation below).

Reconciliation of First Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1, 5, and 6)

	Q1 2007 Actual	Q1 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$0.16	$0.20	<20.0%>
Impact of Hold Everything Transition Charge (Note 1)	-	$0.017	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$0.16	$0.21	<23.8%>
Impact of FIN 48 (Note 5)	$0.005	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$0.17	$0.21	<19.0%>

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Also during the first quarter of fiscal year 2007, the company repurchased and retired 281,345 shares of its common stock at a weighted average cost of $34.71 per share and a total cost of approximately $9.8 million.

Howard Lester, Chairman and Chief Executive Officer, commented, “Although the macro-environment in the home furnishings sector in the first quarter of 2007 continued to be very challenging, we aggressively managed the rapid changes in our business and delivered better than expected earnings for the quarter.”

Mr. Lester continued, “What we were particularly pleased with during the quarter was the performance of our emerging brands and our progress to date on our strategic initiatives. During the quarter, our emerging brands delivered better than expected sales growth and we saw significant improvement in their year-over-year operational execution. In our core brands, the home-centered retail environment continued to be difficult, but we remained focused on our most important initiative – the revitalization of the Pottery Barn brand.”

“As we look forward to the balance of the year, we are remaining cautious in our guidance – particularly in the short-term. We continue to see higher inventory levels among our competition, and are concerned about the ongoing pressure of industry-wide markdowns and rising raw material costs. Both of these factors could lead to a further deterioration in the overall macro-environment and lower gross margins. Therefore, we are reducing our second quarter non-GAAP diluted earnings per share guidance by $0.02 to the range of $0.14 to $0.18. We are, however, reiterating our full year non-GAAP diluted earnings per share guidance in the range of $1.76 to $1.84 due to achieving higher than expected earnings results in the first quarter.”

Retail net revenues in the first quarter of fiscal year 2007 increased 4.5% to $453.4 million versus $433.9 million in the first quarter of fiscal year 2006. This increase was driven by a 6.3% year-over-year increase in retail leased square footage, including 15 net new stores. Net revenues generated in the West Elm, Williams-Sonoma Home and Pottery Barn brands were the primary contributors to the year-over-year revenue increase, partially offset by lost revenues in the Hold Everything brand. Excluding Hold Everything, retail net revenues for the first quarter of fiscal year 2007 increased 5.6% versus the first quarter of fiscal year 2006. First quarter year-over-year comparable store sales by retail concept are shown in the table below.

First Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	4/29/07	4/30/06**
Williams-Sonoma	<0.6%>	1.8%
Pottery Barn	<1.2%>	1.1%
Pottery Barn Kids	<3.8%>	3.3%
Outlets	9.3%	<4.0%>
Total	<0.8%>	1.3%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the first quarter of fiscal year 2007, the company excluded West Elm and Williams-Sonoma Home. In the first quarter of fiscal year 2006, the company excluded only West Elm as there were no Williams-Sonoma Home stores that were open for at least 12 months.
**	Hold Everything stores are excluded from the 2006 comparable store sales calculation due to all stores being closed in the first quarter of 2006 (see Note 1 of Exhibit 1).

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the first quarter of fiscal year 2007 increased 0.6% to $362.7 million versus $360.4 million in the first quarter of fiscal year 2006. This increase was primarily driven by increases in net revenues generated in the West Elm, PBteen, Pottery Barn Kids, Pottery Barn, Williams-Sonoma and Williams-Sonoma Home brands. This increase was partially offset by lost revenues in the Hold Everything brand. Excluding Hold Everything, direct-to-customer net revenues for the first quarter of fiscal year 2007 increased 4.8% versus the first quarter of fiscal year 2006. Internet revenues in the first quarter of fiscal year 2007 increased 15.2% to $231.5 million versus $201.0 million in the first quarter of fiscal year 2006. Excluding Hold Everything, Internet revenues for the first quarter of fiscal year 2007 increased 19.7% versus the first quarter of fiscal year 2006. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the first quarter of fiscal year 2007 was 37.0% versus 38.5% of net revenues in the first quarter of fiscal year 2006. Excluding the $1.7 million or approximately 20 basis point impact of unusual business events in the first quarter of 2006 (see Notes in Exhibit 1), non-GAAP gross margin as a percentage of net revenues in the first quarter of fiscal year 2006 was 38.7%. This non-GAAP 170 basis point decrease as a percentage of net revenues was primarily driven by increased markdowns and cost of merchandise sold in our Pottery Barn and Pottery Barn Kids brands, increased liquidation activity in our Outlet stores, and increased occupancy costs. The increase in occupancy costs as a percentage of net revenues was primarily driven by the retail rollout of the emerging brands, fixed cost deleverage in our core brands due to negative comparable store sales growth, and increased distribution capacity. These costs were partially offset, however, by the elimination of fixed occupancy and all other costs of goods sold associated with the Hold Everything brand.

Selling, general and administrative expenses in the first quarter of fiscal year 2007 were $273.5 million or 33.5% of net revenues versus $270.7 million or 34.1% of net revenues in the first quarter of fiscal year 2006. Excluding the $1.5 million or approximately 20 basis point impact of unusual business events in the first quarter of 2006 (see Notes in Exhibit 1), non-GAAP selling, general and administrative expenses in the first quarter of fiscal year 2006 were $269.2 million or 33.9% of net revenues. This non-GAAP 40 basis point decrease as a percentage of net revenues was primarily driven by reduced stock-based compensation, increased income from unredeemed gift certificates and the elimination of all selling, general, and administrative expenses associated with the Hold Everything brand. This decrease was partially offset by increased employment costs associated with the growth of the emerging brands.

The effective income tax rate in the first quarter of fiscal year 2007 was 40.3% versus 38.4% in the first quarter of fiscal year 2006. This increase was primarily driven by the implementation of FIN 48, which we implemented on January 29, 2007. The implementation of this accounting pronouncement resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate 200 basis point increase in the effective income tax rate or $0.005 per diluted share in the first quarter of fiscal year 2007 (see Note 5 in Exhibit 1).

❑	STOCK REPURCHASE PROGRAM

During the first quarter of fiscal 2007, we repurchased and retired 281,345 shares of our common stock at a weighted average cost of $34.71 per share and a total cost of approximately $9.8 million. An aggregate of 5,914,155 shares remain available for repurchase under previously authorized stock repurchase programs.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	SECOND QUARTER 2007 FINANCIAL GUIDANCE

•	Net Revenues

❑

Net revenues are projected to be in the range of $855.0 million to $873.0 million, unchanged from previous guidance. This represents a projected increase in net revenues in the range of 3.6% to 5.8% versus $825.5 million in the second quarter of fiscal year 2006. Excluding Hold Everything, net revenue growth in the second quarter of fiscal year 2007 is projected to increase in the range of 4.1% to 6.3%.

❑

Retail net revenues are projected to be in the range of $476.0 million to $486.0 million, unchanged from previous guidance. This represents a projected increase in retail net revenues in the range of 2.7% to 4.9% versus $463.4 million in the second quarter of fiscal year 2006.

❑

Change in comparable store sales is projected to be in the range of <2.0%> to flat, unchanged from previous guidance. This compares to comparable store sales growth in the second quarter of fiscal year 2006 of 1.2%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to continue to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased square footage is projected to increase in the range of 5.0% to 6.0%, versus previous guidance in the range of 4.0% to 5.0%. Retail selling square footage is projected to increase in the range of 5.0% to 6.0%, versus previous guidance in the range of 4.5% to 5.5%. This compares to retail leased and selling square footage growth in the second quarter of fiscal year 2006 of 7.5% and 6.9%, respectively.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $379.0 million to $387.0 million, unchanged from previous guidance. This represents a projected increase in direct-to-customer net revenues in the range of 4.6% to 6.8% versus $362.2 million in the second quarter of fiscal year 2006. Excluding Hold Everything, direct-to-customer net revenue growth in the second quarter of fiscal year 2007 is projected to increase in the range of 5.9% to 8.1%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2007 is expected to be in the range of 36.2% to 36.5%, versus previous guidance in the range of 36.9% to 37.2%.

❑

Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, including the $0.7 million or approximately 10 basis point impact of unusual business events, was 38.1%. The 2007 guidance represents a projected decrease in the gross margin rate in the range of 160 to 190 basis points.

❑

Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the $0.7 million or approximately 10 basis point impact of unusual business events, was 38.2%. The 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 170 to 200 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑

Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2007 are expected to be in the range of 32.9% to 33.2%, versus previous guidance in the range of 33.2% to 33.5%.

❑

Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, including the $10.0 million credit or approximately 120 basis point net benefit from unusual business events, were 31.5%. The 2007 guidance represents a projected increase in the SG&A expense rate of 140 to 170 basis points.

❑

Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the $10.0 million credit or approximately 120 basis point net benefit from unusual business events, were 32.7%. The 2007 guidance represents a projected increase in the SG&A expense rate on a comparable year-over-year basis in the range of 20 to 50 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net in the second quarter of fiscal year 2007 is projected to be interest income in the range of $0.3 million to $0.9 million, unchanged from previous guidance. This compares to net interest income in the second quarter of fiscal year 2006 of $3.5 million.

•	Income Taxes

❑

The income tax rate in the second quarter of fiscal year 2007 is projected to be in the range of 40.8% to 41.1%, versus previous guidance in the range of 38.5% to 38.8%. This compares to an income tax rate in the second quarter of fiscal year 2006 of 38.4%. The projected income tax rate for the second quarter of fiscal year 2007 in the updated guidance includes an approximate 230 basis point increase in the effective income tax rate or $0.006 per diluted share impact from the implementation of FIN 48, which we implemented in the first quarter of fiscal year 2007, but was not assumed in our previous guidance. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis in the second quarter of fiscal year 2007, including an approximate 230 basis point increase in the effective income tax rate or $0.006 per diluted share related to FIN 48, are expected to be in the range of $0.13 to $0.17, versus previous guidance in the range of $0.16 to $0.20. Diluted earnings per share in the second quarter of fiscal year 2007 on a non-GAAP basis, excluding an approximate 230 basis point increase in the effective income tax rate or $0.006 per diluted share related to FIN 48, are expected to be in the range of $0.14 to $0.18 (see reconciliation below).

Reconciliation of Second Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	Q2 2007 Guidance	Q2 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$0.13 - $0.17	$0.30	<43.3%> - <56.7%>
Impact of Hold Everything Transition Charge (Note 1)	-	$0.005	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.048>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$0.13 - $0.17	$0.25	<32.0%> - <48.0%>
Impact of FIN 48 (Note 5)	$0.006	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$0.14 - $0.18	$0.25	<28.0%> - <44.0%>

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑

This reconciliation is being provided to facilitate a meaningful evaluation of the company’s second quarter of fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly results.

•	Merchandise Inventories

❑

Merchandise inventories at the end of the second quarter of fiscal year 2007 are projected to be in the range of $645.0 million to $665.0 million, unchanged from previous guidance. Merchandise inventories were $565.7 million at the end of the second quarter of fiscal year 2006. This represents a projected increase in merchandise inventories in the range of 14.0% to 17.6%.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in the second quarter of fiscal year 2007 is projected to be approximately $34.0 million versus previous guidance of $35.0 million. Depreciation and amortization was $32.9 million in the second quarter of fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in the second quarter of fiscal year 2007 is projected to be approximately $7.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $6.8 million in the second quarter of fiscal year 2006.

❑	FISCAL YEAR 2007 FINANCIAL GUIDANCE (53 WEEKS in 2007 versus 52 WEEKS in 2006)

•	Net Revenues

❑

Net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $3.945 billion to $4.013 billion, versus previous guidance in the range of $3.941 billion to $4.027 billion. This represents a projected increase in net revenues in the range of 5.8% to 7.6%, versus $3.728 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.8% to 5.6%.

❑

Retail net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $2.278 billion to $2.318 billion, versus previous guidance in the range of $2.268 billion to $2.318 billion. This represents a projected increase in retail net revenue in the range of 5.8% to 7.6% versus $2.154 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 4.2% to 6.0%.

❑

Change in comparable store sales is projected to be in the range of <1.0%> to 1.0%, unchanged from previous guidance. This compares to comparable store sales growth in fiscal year 2006 of 0.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased square footage is projected to increase in the range of 5.0% to 5.5%, versus previous guidance in the range of 5.5% to 6.0%. Selling square footage is projected to increase in the range of 4.5% to 5.0%, versus previous guidance in the range of 5.5% to 6.0%. This compares to retail leased and selling square footage growth in fiscal year 2006 of 8.3% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2006 Actual	Q1 2007 Actual			Q2 2007 Guidance			Q3 and Q4 2007 Guidance			FY 2007 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	1	<5>	250	6	<3>	253	10	<9>	254	17	<17> *
Pottery Barn	197	0	<2>	195	2	<5>	192	12	<5>	199	14	<12> *
Pottery Barn Kids	92	1	0	93	1	<2>	92	1	0	93	3	<2> *
West Elm	22	0	0	22	1	0	23	4	0	27	5	0
Williams-Sonoma Home	7	1	0	8	0	0	8	1	0	9	2	0
Outlets	16	0	0	16	1	0	17	0	0	17	1	0
Total	588	3	<7>	584	11	<10>	585	28	<14>	599	42	<31>

*	Fiscal year 2007 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 13 stores, 8 stores and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.667 billion to $1.695 billion during fiscal year 2007, a 53-week year, versus previous guidance in the range of $1.673 billion to $1.709 billion. This represents a projected increase in direct-to-customer net revenue in the range of 5.9% to 7.7% versus $1.574 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.2% to 5.0%.

❑

Catalog circulation is projected to increase in the range of 4.0% to 5.0% with pages circulated projected to increase in the range of 8.0% to 9.0%, unchanged from previous guidance. This compares to an approximate 1.6% decrease in catalog circulation and a 3.2% increase in pages circulated in fiscal year 2006. Excluding the circulation for the Hold Everything catalog in fiscal year 2006, catalog and page circulation in fiscal year 2007 is expected to increase in the range of 6.0% to 7.0% and 9.0% to 10.0%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Guidance (13 Weeks)	Q3 2007 Guidance (13 Weeks)	Q4 2007 Guidance (14 Weeks)	FY 2007 Guidance (53 Weeks)
Total Net Revenue	$816	$855 - $873	$887 - $907	$1,387 - $1,417	$3,945 - $4,013
% Growth	2.7%	3.6% -5.8%	4.0% - 6.4%	10.5% -12.9%	5.8% - 7.6%
% Growth (53-week to 53-week basis)	-	-	-	4.4% - 6.6%	3.8% - 5.6%
Retail Net Revenue	$453	$476 - $486	$488 - $500	$861 - $879	$2,278 - $2,318
% Growth	4.5%	2.7% - 4.9%	3.6% - 6.2%	9.6% - 11.9%	5.8% - 7.6%
% Growth (53-week to 53-week basis)	-	-	-	5.2% - 7.4%	4.2% - 6.0%
Comparable Store Sales	<0.8%>	<2.0%> - 0.0%	<1.0%> - 1.5%	0.5% - 2.5%	<1.0%> -1.0%
Direct-to-Customer Net Revenue	$363	$379 - $387	$399 - $407	$526 - $538	$1,667 - $1,695
% Growth	0.6%	4.6% - 6.8%	4.5% - 6.6%	12.1% - 14.7%	5.9% - 7.7%
% Growth (53-week to 53-week basis)	-	-	-	3.1% - 5.4%	3.2% - 5.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2007 is expected to be in the range of 39.2% to 39.4%, versus previous guidance in the range of 39.6% to 39.8%.

❑

Gross margin as a percentage of net revenues in fiscal year 2006 was 39.9%, including the $2.7 million or approximately 10 basis point impact of unusual business events. The revised 2007 guidance represents a projected decrease in the gross margin rate in the range of 50 to 70 basis points.

❑

Gross margin as a percentage of net revenues in fiscal year 2006, excluding the $2.7 million or approximately 10 basis point impact of unusual business events, was 40.0%. The revised 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 60 to 80 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2007 are expected to be in the range of 31.1% to 31.3%, versus previous guidance of 31.4% to 31.6%.

❑

Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.1%. The revised 2007 guidance represents no change in the SG&A expense rate at the low end of the guidance range and a projected increase of 20 basis points at the high end of the range.

❑

Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.3%. The revised 2007 guidance represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis of 20 basis points at the low end of the range and no change at the high end of the range. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net for fiscal year 2007 is projected to be interest income in the range of $4.5 million to $6.0 million versus previous guidance in the range of $4.0 million to $6.0 million. This compares to net interest income in fiscal year 2006 of $9.7 million.

•	Income Taxes

❑

The income tax rate for fiscal year 2007 is projected to be in the range of 39.5% to 39.8%, versus previous guidance in the range of 38.5% to 38.8%. This compares to an income tax rate in fiscal year 2006 of 38.1%. The projected income tax rate for fiscal year 2007 in the updated guidance includes an approximate 100 basis point increase in the effective income tax rate or $0.03 per diluted share impact from the implementation of FIN 48, which we implemented in the first quarter of fiscal year 2007, but was not assumed in our previous guidance. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis, including an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48, are expected to be in the range of $1.73 to $1.81, versus previous guidance in the range of $1.76 to $1.84. Diluted earnings per share in fiscal year 2007 on a non-GAAP basis are expected to be in the range of $1.76 to $1.84, excluding an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48, unchanged from previous guidance (see reconciliation below).

Reconciliation of Fiscal Year GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	FY 2007 Guidance	FY 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$1.73 - $1.81	$1.79	<3.4%> - 1.1%
Impact of Hold Everything Transition Charge (Note 1)	-	$0.023	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.030>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$1.73 -$1.81	$1.76	<1.7%> - 2.8%
Impact of FIN 48 (Note 5)	$0.03	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$1.76 - $1.84	$1.76	0.0% - 4.5%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑

This reconciliation is being provided to facilitate a meaningful evaluation of the company’s fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 fiscal year results.

•	Merchandise Inventories

❑

Merchandise inventories at the end of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million, unchanged from previous guidance. This represents a projected increase in the range of 8.9% to 13.0%, versus $610.6 million at the end of fiscal year 2006.

•	Capital Spending

❑

Fiscal year 2007 capital spending is projected to be in the range of $220.0 million to $240.0 million, unchanged from previous guidance. This compares to capital spending of $191.0 million in fiscal year 2006.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in fiscal year 2007 is projected to be in the range of $140.0 million to $143.0 million, versus previous guidance of $142.0 million to $145.0 million. Depreciation and amortization was $135.0 million in fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in fiscal year 2007 is projected to be in the range of $28.0 million to $30.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $28.7 million in fiscal year 2006.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, May 30, 2007, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the Hold Everything consolidation charge, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006. They also include the accounting impact of the implementation of FIN 48 in fiscal year 2007. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly results and fiscal year 2007 guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, our plans for our Pottery Barn brand and our stock repurchase programs.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the first quarter of 2007; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007 and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 584 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	April 29, 2007	January 28, 2007	April 30, 2006
Assets
Current assets
Cash and cash equivalents	$117,363	$275,429	$250,494
Accounts receivable - net	43,630	48,821	58,927
Merchandise inventories - net	639,350	610,599	547,600
Prepaid catalog expenses	60,333	59,610	63,391
Prepaid expenses	37,450	28,570	32,093
Deferred income taxes	70,903	70,837	57,290
Other assets	7,126	7,097	6,168

Total current assets	976,155	1,100,963	1,015,963
Property and equipment - net	910,965	912,582	883,049
Non-current deferred income taxes	33,837	18,670	-
Other assets - net	16,369	16,116	19,999

Total assets	$1,937,326	$2,048,331	$1,919,011

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$156,088	$214,771	$185,036
Accrued salaries, benefits, and other	83,254	85,148	77,662
Customer deposits	192,070	187,625	179,070
Income taxes payable	5,654	101,638	10,990
Current portion of long-term debt	15,772	15,853	16,329
Other liabilities	17,538	22,699	22,058

Total current liabilities	470,376	627,734	491,145
Deferred rent and lease incentives	234,608	236,604	224,628
Long-term debt	12,822	12,822	14,393
Deferred income tax liabilities	-	-	15,650
Other long-term obligations	54,296	19,740	17,980

Total liabilities	772,102	896,900	763,796
Shareholders’ equity	1,165,224	1,151,431	1,155,215

Total liabilities and shareholders’ equity	$1,937,326	$2,048,331	$1,919,011

	Store Count					Average Leased Square Footage Per Store
Retail Concept	January 28, 2007	Openings	Closings	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
Williams-Sonoma	254	1	(5)	250	253	6,000	5,800
Pottery Barn	197	-	(2)	195	190	12,200	12,200
Pottery Barn Kids	92	1	-	93	91	7,900	7,800
West Elm	22	-	-	22	14	17,400	16,100
Williams-Sonoma Home	7	1	-	8	5	14,200	14,700
Outlets	16	-	-	16	16	20,200	20,200

Total	588	3	(7)	584	569	9,300	9,000

	Total Store Square Footage
	January 28, 2007			April 29, 2007	April 30, 2006
Total store selling square footage	3,389,000			3,376,000	3,160,000
Total store leased square footage	5,451,000			5,433,000	5,111,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED APRIL 29, 2007 AND APRIL 30, 2006

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FIRST QUARTER
	2007		2006
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$453,375	55.6%	$433,909	54.6%
Direct-to-customer revenues	362,676	44.4	360,377	45.4

Net revenues	816,051	100.0	794,286	100.0

Total cost of goods sold	514,081	63.0	488,865	61.5

Gross margin	301,970	37.0	305,421	38.5
Selling, general and administrative expenses	273,528	33.5	270,731	34.1

Earnings from operations	28,442	3.5	34,690	4.4
Interest (income) expense - net	(1,939)	0.2	(2,795)	0.3

Earnings before income taxes	30,381	3.7	37,485	4.7
Income taxes	12,231	1.5	14,386	1.8

Net earnings	$18,150	2.2%	$23,099	2.9%

Earnings per share:
Basic	$0.16		$0.20
Diluted	$0.16		$0.20
Shares used in calculation of earnings per share:
Basic	110,036		114,833
Diluted	112,355		117,749

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTEEN WEEKS ENDED APRIL 29, 2007 AND APRIL 30, 2006

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2007	2006
	(13 Weeks)	(13 Weeks)
Cash flows from operating activities
Net earnings	$18,150	$23,099
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	34,425	32,953
Loss on disposal/impairment of assets	1,547	1,987
Amortization of deferred lease incentives	(6,837)	(7,455)
Deferred income taxes	(15,141)	(2,796)
Tax benefit from exercise of stock options	2,871	1,171
Stock-based compensation expense	6,009	7,934
Changes in:
Accounts receivable	5,643	(7,866)
Merchandise inventories	(28,271)	(27,163)
Prepaid catalog expenses	(723)	(9,466)
Prepaid expenses and other assets	(8,175)	(472)
Accounts payable	(61,917)	(20,654)
Accrued salaries, benefits and other	26,640	(16,139)
Customer deposits	4,264	6,229
Deferred rent and lease incentives	4,454	13,669
Income taxes payable	(107,674)	(72,587)

Net cash used in operating activities	(124,735)	(77,556)

Cash flows from investing activities:
Purchases of property and equipment	(31,860)	(39,015)
Other	(357)	-

Net cash used in investing activities	(32,217)	(39,015)

Cash flows from financing activities:
Repayment of long-term obligations	(81)	(2,632)
Net proceeds from exercise of stock options	13,633	6,205
Excess tax benefit from exercise of stock options	4,599	1,988
Repurchase of common stock	(9,764)	(777)
Payment of dividends	(11,072)	-

Net cash (used in) provided by financing activities	(2,685)	4,784

Effect of exchange rates on cash and cash equivalents	1,571	1,299
Net decrease in cash and cash equivalents	(158,066)	(110,488)
Cash and cash equivalents at beginning of period	275,429	360,982

Cash and cash equivalents at end of period	$117,363	$250,494

Exhibit 1

Reconciliation of 2007 and 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Guidance* (13 Weeks)	Q3 2007 Guidance* (13 Weeks)	Q4 2007 Guidance* (14 Weeks)	FY 2007 Guidance* (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.13 - $0.17	$0.21 - $0.26	$1.19 - $1.25	$1.73 - $1.81
Impact of FIN 48 (Note 5)	$0.005	$0.006	$0.007	$0.012	$0.030
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements (Note 6)	$0.17	$0.14 - $0.18	$0.22 - $0.27	$1.20 –$1.26	$1.76 - $1.84

	Q1 2006 Actual (13 Weeks)	Q2 2006 Actual (13 Weeks)	Q3 2006 Actual (13 Weeks)	Q4 2006 Actual (13 Weeks)	FY 2006 Actual** (52 Weeks)
2006 GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	$0.023
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	<$0.030>
2006 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)	$0.21	$0.25	$0.25	$1.06	$1.76

	Q1 2007 Actual	Q2 2007 Guidance	Q3 2007 Guidance	Q4 2007 Guidance	FY 2007 Guidance
2007 % Increase / <Decrease> in GAAP Diluted EPS	<20.0%>	<43.3%> - <56.7%>	<16.0%> - 4.0%	12.3% - 17.9%	<3.4%> - 1.1%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)**	<23.8%>	<32.0%> - <48.0%>	<16.0%> - 4.0%	12.3% - 17.9%	<1.7%> - 2.8%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)**	<19.0%>	<28.0%> - <44.0%>	<12.0%> - 8.0%	13.2% - 18.9%	0.0% - 4.5%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge – On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. We closed our last eight Hold Everything stores at the end of the first quarter of 2006 and ceased our direct-to-customer operations at the end of the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter of 2006. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts were included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and was included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and was included as an offset in SG&A expenses.

Note 5:	FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes (“FIN 48”) – On January 29, 2007, we implemented FIN 48 which resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate 200 basis point increase in the effective income tax rate or $0.005 per diluted share in the first quarter of fiscal year 2007. Due to the seasonality of taxable income and the timing associated with taxable events, we expect the implementation of FIN 48 to negatively impact our 2007 quarterly effective income tax rates in the range of 70 to 230 basis points, with an expected full year rate impact of approximately 100 basis points or $0.03 per diluted share.

Note 6:	SEC Regulation G – Non-GAAP Information - This table includes two non-GAAP financial measures. The first non-GAAP measure is the 2007 Diluted Earnings Per Share Excluding New Accounting Pronouncements. The second non-GAAP measure is the 2006 Diluted Earnings Per Share Excluding Unusual Business Events. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.